Consulting Agreement between First DP Ventures, LP DBA First Primary Care and Panamera Holdings Corporation

This Consulting Agreement (the "Agreement" or "Consulting Agreement") states the terms and conditions that govern the contractual agreement between **Panamera Holdings Corporation** having its principal place of business at 1218 Webster Street, Houston, Texas 77002 (the "Consultant"), and **First DP Ventures LP, DBA First Primary Care** having its principal place of business at 8582 Katy Fwy, Suite 110, Houston TX 77024 (the "Client") who agrees to be bound by this Agreement.

WHEREAS, the Consultant offers consulting services in the field of healthcare; and

WHEREAS, the Client desires to retain the services of the Consultant to render consulting services with regard to the scope of services and terms listed below ("Consulting Services"):

Position: Consultant with the Consulting Services to be rendered through Consultant's employee, Chris Barakat.

Start Date: Consulting is to begin on March 1, 2022 (the "Effective Date").

General Duties: Consulting will include, but is not limited to:

Clinical Engagement

- Clinical related issues while acting as a medium between physicians and member representatives
- Observe and recommend supportive chronic disease, wellness and other programs that will further enhance the Client offering. Bring various referral partners together to streamline cash/direct pay for members

New Business

- Attend events and represent the Client at those events to drive new business and to form relationships with critical industry partners to increase employer sponsored memberships.
- Meet with strategic entities to develop partnerships that result in memberships through their organization (this could be associations, Coworking spaces, etc.
- Network at local, regional, and state events to generate employer leads for the Client

Recruitment

- Source and meet with PCPs for the purposes of recruiting more doctors into the Client

Business Development

- Meet with non-revenue generating partners (e.g., tech companies, innovative startups, etc.) and bring concepts back to the Client to drive better member experiences, doctor retention and customer acquisition
- Meet with VCs, PE and other strategic partners for the purposes of cap raising and getting introductions to their portfolio companies
- Identify acquisition targets and greenfield opportunities for the Client expansion

Compensation: In consideration for the Consulting Services, the Client shall pay the Consultant at the rate of $8,333.33 monthly on the 1st day of the following month. The Consultant shall invoice the Client on the 25th and such invoices shall be due and payable within 7 days of the Client's receipt of the invoice.

Commissions: Sales commissions are earned as outlined below:

Primary365 Direct Primary Care Membership = $100 for each employee

Primary365 Virtual Primary Care Membership = Equal to first month's membership per employee.

(The Client reserves the right to change/modify commission structure in the future if deemed necessary and would provide adequate notice)

Commissions earned under this agreement are payable on the 15th day of the month for the previous month's sales.

Benefits: Consultant will receive the following Client benefits:

Expense Reimbursement: The Client will reimburse Consultant for all reasonable and necessary business expenses Consultant incurs in the course of performing its duties and responsibilities, provided Consultant submits adequate documentation and approval for all expenses.

Comprehensive Health Care: Primary care for Chris Barakat and immediate family at no cost. Sedera Healthshare for Mr. Barakat only with the option to buy up for the rest of Mr. Barakat's immediate family.

Educational Allowance: With prior approval of the Client, Consultant may be reimbursed for Mr. Barakat's tuition, travel and other costs in connection with formal education, training and other related activities that will enhance Mr. Barakat's knowledge and ability within the profession. Each request for reimbursement will be considered on a case-by-case basis.

Loyalty and Confidentiality: Consultant acknowledges that in the course of consulting, Consultant will be entrusted with confidential information about the Company's products, services, customers, prospects, marketing plans, sales strategies, prices, costs, discounts, finances, which the Company considers to be legally protected trade secrets. To protect the Company's trade secrets, and as part of the duty of loyalty, Consultant accepts the following obligations:

- During the entire period of consulting, Consultant will not participate directly or indirectly in any business that completes with the Company, either as an employee, consultant, investor or other capacity, nor will Consultant make preparations to participate in such competing business

- During the entire period of consulting and at all times thereafter, Consultant will not use or disclose any of the confidential information, either for itself or the benefit of any other person or entity, except in the course of properly performing the duties during consulting for the Company.

- Upon termination of consulting or at any time upon request of the Company, Consultant will immediately render a full accounting of all business transacted during its consulting and return unconditionally all property of the Company in its possession, including but not limited to all files, records, correspondence, databases, office equipment, or other property that came into its possession in the course of consulting with the Company.

- For the avoidance of doubt, 360DPC is not a competitor.

Indemnification: The Client agrees to indemnify, defend, and protect the Consultant from and against all lawsuits and costs of every kind pertaining to the Client's business including reasonable legal fees due to any act or failure to act by the Client based upon the Consulting Services. Furthermore, the Client is not obligated to indemnify the Consultant for any claim arising out of the Consultant's negligence or a more culpable act or omission, including recklessness or willful misconduct.

Complete Agreement: This letter sets forth our complete agreements concerning the consulting and supersedes all prior agreements and understandings.

This Consulting Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of Texas

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement, both Parties by its duly authorized officer, as of the day and year set

forth below.

Panamera Holdings Corporation

05/18/2022

Signed

T. Benjamin Jennings, CEO

First DP Ventures, LP. DBA First Primary Care

05/18/2022

Signed

Jay Medley

Chief Operating Officer